Exhibit 99.1

ORBITAL ENERGY GROUP, INC. ANNOUNCES ACQUISITION OF FRONT LINE POWER CONSTRUCTION LLC

Synergistic Acquisition Expected to be Immediately Accretive to Revenue and Earnings and Completes OEG’s Transformation into a Full-Service Infrastructure Service Provider

HOUSTON, (November 17, 2021) — Orbital Energy Group, Inc. (NASDAQ: OEG) (“OEG”) today announced it has acquired 100% of Front Line Power Construction LLC (“Front Line,” “FLP,” or “Company”), a Houston-based full-service electrical infrastructure service company that provides construction, maintenance, and emergency response services for customers since 2010.

The transaction will immediately add significant revenues and earnings to OEG. For the calendar year 2020, FLP’s audited results include gross revenues of approximately $58.8 million. Acquiring Front Line moves OEG into a cash flow & EBITDA positive position for 2022, with expected revenues approaching $325,000,000 and EBITDA of 10% or more.

Approximately 90% of FLP’s revenues are under multi-year master service agreements with electric utility and telecommunication customers. FLP’s excellent track record of safely executing projects for customers has resulted in a revenue compound annual growth rate (CAGR) and EBITDA growth of more than 20% over the last four years.

FLP specializes in installing and maintaining electrical distribution systems and substation infrastructure throughout Texas. The Company is led by Kurt Johnson, who has over 20 years of experience in the electric power, telecommunications, and industrial sectors. The Company serves investor owned utilities, electric cooperatives, telecommunications, and industry customers and has approximately 185 employees.

Front Line will become a wholly-owned subsidiary of OEG. The senior management team, including CEO & Founder, Kurt Johnson, will remain with the company. OEG expects no organizational changes to FLP’s successful, long-term operations.

“Front Line Power is the ideal acquisition to serve as our electric power infrastructure platform and to profitably build revenues both organically and through synergistic acquisitions going forward. Further, it enhances OEG’s transformation into a full-service energy infrastructure services platform.” Stated Jim O’Neil, OEG’s Chief Executive Officer and Vice-Chairman, “FLP’s remarkable growth is a testament to its ability to proactively provide customers with a comprehensive range of solutions in a market that has significant momentum driven by aging infrastructure, a transition to renewable generation, and in a state, Texas, that has experienced significant population growth.”

The Membership Unit Purchase Agreement calls for purchase of the outstanding membership interest in FLP for a gross purchase price of $218.4 million. The purchase is being funded by a $105.0 million 5-year Term Loan, 2-year restricted shares of OEG common stock, and an approximate $85.0 million Promissory Note held by the Sellers.

The term loan is being provided by a consortium of Irradiant Partners, Angelo Gordon, and Barings. Orbital Energy Group was advised by Piper Sandler & Co. FLP was advised and represented in this transaction by Romanchuk & Co.

“Of the many acquisitions in which I have been directly involved in this industry during my career, this transaction with Front Line Power ranks as one of the best. Kurt’s leadership style and core values, strategic mindset, and care for his employees and customers coupled with the outstanding job he has done building Front Line Power is highly valued by myself and my board of directors,” O’Neil continued. “I look forward to working with Kurt to advance OEG, through its new electric power infrastructure platform, Front Line, to expand our service offerings, geographic footprint, and customer base, and to create shareholder value for years to come.”

“Front Line has reached a level where it is important for me to partner with OEG and a proven industry leader like Jim O’Neil to provide long term opportunities for my employees as well as enable us to meet the increasing demands of our customers,” explained FLP’s Founder & CEO, Kurt Johnson. “As OEG’s electrical power platform, I look forward to teaming with Jim, who shares my values and vision, to take our company to the next level.”

About Orbital

Orbital Energy Group, Inc. (Nasdaq: OEG) is creating a diversified energy services platform through the acquisition and development of innovative companies. Orbital Energy's group of businesses includes Orbital Power Services, Orbital Solar Services, Orbital Telecom Services and Orbital Gas Systems.

Orbital Power Services provides engineering, construction, maintenance and emergency response solutions to the power, utilities, and midstream markets.

Orbital Solar Services provides engineering, procurement, and construction ("EPC") expertise in the renewable energy industry and established relationships with solar developers and panel manufacturers in the utility scale solar market.

Orbital Telecom Services, operating as Gibson Technical Services, has nationwide locations equipped to effectively support multi-vendor OEM technology environments and outside plant construction operations on an as-needed basis with specialized services in broadband, wireless, outside plant and building technologies, including healthcare. Orbital Gas Systems is a 30-year leader in innovative gas solutions, serving the energy, power and processing markets through the design, installation and commissioning of industrial gas sampling, measurement, and delivery systems.

As a publicly traded company, Orbital Energy is dedicated to maximizing shareholder value. But most important, our commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors, and global community.

For more information please visit: www.orbitalenergygroup.com

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the expected use of proceeds. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2020, its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2020 and 2021, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Orbital undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:
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John Beisler or Steven Hooser

817-310-8776
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